Exhibit 5

May 10, 2012

Arthur J. Gallagher & Co.

The Gallagher Centre

Two Pierce Place

Itasca, IL 60143-3141

Ladies and Gentlemen:

In my capacity as Senior Counsel, Corporate & Securities, of Arthur J. Gallagher & Co., a Delaware corporation (the “Company”), I am furnishing this opinion in connection with the resale registration of 744,069 shares (the “Shares”) of the Company’s common stock, par value $1.00 per share (the “Common Stock”), which shares may be sold from time to time by the selling stockholders described in the prospectus supplement of even date herewith (the “Prospectus Supplement”) filed by the Company with the Securities and Exchange Commission and the related prospectus dated May 5, 2010 (the “Base Prospectus” and, together with the Prospectus Supplement, the “Prospectus”) that form part of the Company’s effective registration statement on Form S-3ASR (Reg. No. 333-166533) (the “Registration Statement”). I am delivering this letter pursuant to your request, in accordance with Item 601(b)(5) of Regulation S-K.

I have examined such documents, records and instruments as I have deemed necessary or advisable as a basis for expressing the opinion set forth below. In arriving at this opinion, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as originals and the conformity with the originals of all documents submitted to me as copies. As to certain facts material to this opinion letter, I have relied without independent verification upon oral and written statements and representations of officers and other representatives of the Company.

Based upon the foregoing, and subject to the qualifications and limitations stated herein, I am of the opinion that the Shares are validly issued, fully paid and non-assessable.

This opinion is limited in all respects to the General Corporation Law of the State of Delaware (including the statutory provisions, all applicable provisions of the Delaware constitution and reported judicial decisions interpreting the foregoing), and I express no opinion as to the laws, statutes, rules or regulations of any other jurisdiction.

I hereby consent to the inclusion of this opinion letter as an exhibit to the Registration Statement and the reference to me under the caption “Validity of Securities” in the Prospectus forming part of the Registration Statement. In giving these consents, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act of 1933. This opinion is expressly limited to the matters set forth above and I render no opinion, whether by implication or otherwise, as to any other matters relating to the Company.

Very truly yours,

/s/ Seth Diehl
Seth Diehl
Senior Counsel, Corporate & Securities
Arthur J. Gallagher & Co.